Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DROPBOX, INC.

Dropbox, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

1. The first paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“The Corporation is authorized to issue a total of 1,526,818,439 shares of its capital stock, which shall be divided into three (3) classes, designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares of Class A Common Stock authorized to be issued is 700,000,000 shares, $0.00001 par value per share. The total number of shares of Class B Common Stock authorized to be issued is 600,000,000 shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 226,818,439 shares, $0.00001 par value per share, of which 95,810,910 are designated as “Series A Preferred Stock”, 78,023,640 are designated as “Series A-1 Preferred Stock,” 29,268,103 are designated as “Series B Preferred Stock” and 23,715,786 are designated as “Series C Preferred Stock.”

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Dropbox, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer this 4th day of April, 2014 and the foregoing facts stated herein are true and correct.

DROPBOX, INC.

By:	/s/ Andrew Houston
Name:	Andrew Houston
Title:	Chief Executive Officer